EXHIBIT 10.22.5.10.6

SIXTH AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

February 11, 2021

among

PRIMEENERGY RESOURCES CORPORATION,

as Borrower,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

BBVA USA,

as Administrative Agent,

and

BBVA USA,

as Sole Lead Arranger and Sole Book Runner

SIXTH AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of February 11, 2021, among PRIMEENERGY RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors party hereto, BBVA USA, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as Issuing Bank, the financial institutions executing this Amendment as Lenders, and the financial institution executing this Amendment as an Exiting Lender.

R E C I T A L S

A. The Borrower, the Lenders party thereto and the Administrative Agent (f/k/a Compass Bank) are parties to that certain Third Amended and Restated Credit Agreement, dated as of February 15, 2017, and as amended by (i) that certain First Amendment to Third Amended and Restated Credit Agreement dated as of December 22, 2017, (ii) that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of July 17, 2018, (iii) that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of January 8, 2019, (iv) that certain Fourth Amendment to Third Amended and Restated Credit Agreement dated as of May 8, 2020 and (v) that certain Fifth Amendment to Third Amended and Restated Credit Agreement dated as of September 4, 2020 (collectively, the “Original Credit Agreement”).

B. The parties desire to amend the Original Credit Agreement as hereafter provided.

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Same Terms. All terms used herein that are defined in the Credit Agreement (as hereinafter defined) shall have the same meanings when used herein, unless the context hereof otherwise requires or provides. In addition, from and after the Effective Date (as hereinafter defined), (a) all references in the Original Credit Agreement and, where appropriate in the context, in the other Loan Documents to the “Credit Agreement” shall be deemed to be references to the Original Credit Agreement, as amended by this Amendment and as the same may hereafter be amended or otherwise modified from time to time, and (b) all references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents, as amended by the Modification Papers and as the same may hereafter be amended or otherwise modified from time to time. In addition, the following terms have the meanings set forth below:

“Credit Agreement” means the Original Credit Agreement, as amended by this Amendment.

“Effective Date” means the date on which the conditions specified in Section 2 below are satisfied (or waived in writing in accordance with Section 12.02(b) of the Original Credit Agreement).

“Exiting Lender” shall mean Wells Fargo Bank, National Association.

“Modification Papers” means this Amendment, and all of the other documents and agreements executed in connection with the transactions contemplated by this Amendment.

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2. Conditions Precedent. The obligations and agreements of the Lenders as set forth in this Amendment are subject to the satisfaction, unless waived in writing in accordance with Section 12.02(b) of the Original Credit Agreement, of each of the following conditions (and upon such satisfaction, this Amendment shall be deemed to be effective as of the Effective Date):

(a) Amendment. The Administrative Agent shall have received duly executed counterparts of this Amendment from the Borrower, each other Loan Party, and each Lender.

(b) Mortgage and Title Requirements. The Administrative Agent shall have received (i) duly executed Security Instruments (or supplements to Security Instruments) covering enough of the Borrowing Base Properties such that Mortgaged Properties represent at least 90% of the Borrowing Base Value of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report, and (ii) title information in form and substance acceptable to the Administrative Agent covering enough of the Borrowing Base Properties evaluated in the most recently delivered Reserve Report, such that the Administrative Agent shall have had the opportunity to review (including title information previously delivered to the Administrative Agent), satisfactory title information on Hydrocarbon Interests constituting at least 85% of the total value of the Borrowing Base Oil and Gas Properties evaluated by such Reserve Report.

(c) Officer’s Certificates. The Administrative Agent shall have received a bring-down certificate of a Responsible Officer of each Loan Party setting forth that the officer’s certificate previously delivered contains Organizational Documents, resolutions, incumbency and authorization that have not changed and remain in full force and effect.

(d) Certificates of Good Standing. The Administrative Agent shall have received certificates of the appropriate State agencies, as requested by the Administrative Agent, with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized.

(e) Fees. The Borrower shall have paid to the Administrative Agent the fees set forth in the Fee Letter between them dated February 8, 2021.

(f) Expenses. Administrative Agent shall have received from the Borrower payment of all out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Administrative Agent in connection with the preparation, negotiation and execution of the Modification Papers.

3. Amendments to Original Credit Agreement. On the Effective Date, the Original Credit Agreement shall be amended as follows:

(a) Section 1.02 of the Original Credit Agreement shall be amended by adding the following definitions in appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Availability Limit” means, as of the Sixth Amendment Effective Date, $40,000,000, as adjusted pursuant to the terms of Section 2.07(e) or otherwise as set forth herein.

“Availability Limit Excess” means, at any time during the Availability Limited Period, the amount, if any, by which the total Revolving Credit Exposures of all Lenders exceeds the Availability Limit in effect at such time.

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“Availability Limited Period” means the period commencing on the Sixth Amendment Effective Date through the date of the effectiveness of the July 2021 Redetermination pursuant to the terms of Section 2.07.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(e).

“Benchmark” means, initially, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark (or any applicable component thereof) with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark (or applicable component) for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark (or applicable component) with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark (or applicable component) with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest (including whether to adjust for intraday republication when determining rates), timing of borrowing requests or prepayment, conversion or

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continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.03(b); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Houston, Texas time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease

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to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Consolidated Cash Balance” means, at any time, the aggregate amount of unrestricted cash and cash equivalents, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case held or owned (either directly or indirectly) by the Borrower and its Consolidated Subsidiaries, other than (a) any cash of the Borrower or any Subsidiary set aside to pay in the ordinary course of business amounts of the Borrower or any Subsidiary then due and owing to unaffiliated third parties and for which the Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers in order to pay such amounts, and (b) cash and cash equivalents of the Borrower or any Subsidiary held in Excluded Accounts.

“Consolidated Cash Balance Threshold” means $10,000,000.

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“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is the LIBO Rate or Adjusted LIBO Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate or Adjusted LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Excess Cash” means, at any time, the amount of the Consolidated Cash Balance (minus Late Receipts) in excess of the Consolidated Cash Balance Threshold.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate and/or the Adjusted LIBO Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“July 2021 Redetermination” shall have the meaning given such term in Section 2.07(b).

“Late Receipts” means, as of any date of determination on any Business Day, any funds (other than proceeds of Loans) received by the Borrower on such Business Day after 10:00 a.m., Houston time, from the sale of Property or otherwise to the extent such funds would cause the Consolidated Cash Balance to exceed the Consolidated Cash Balance Threshold at the end of such Business Day.

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“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate or Adjusted LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate or Adjusted LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Sixth Amendment Effective Date” means February 11, 2021.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.03 that is not Term SOFR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

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“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

(b) Section 1.02 of the Original Credit Agreement shall be amended by restating the following definitions to read in their respective entireties as follows:

“Applicable Margin” means, for any date, the applicable rate per annum set forth below as determined based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans
<25%	3.00%	2.00%
>25% and <50%	3.25%	2.25%
>50% and <75%	3.50%	2.50%
>75% and <90%	3.75%	2.75%
>90%	4.00%	3.00%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change; provided, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then until delivery of such Reserve Report, the Applicable Margin shall mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Business Day” means a day other than a Saturday, Sunday or a day on which Administrative Agent is closed for business; provided that, for the purposes of determining the LIBO Rate or Adjusted LIBO Rate, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in dollar deposits in the London interbank market.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make or continue Loans and to incur or acquire participations in Letters of Credit hereunder, as such obligation may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b), or (c) otherwise modified pursuant to the terms of this Agreement. The amount representing each Lender’s Commitment shall at any time be the least of (x) such Lender’s Maximum Credit Amount, (y) such Lender’s Applicable Percentage of the then effective Borrowing Base, and (z) during the Availability Limited Period only, such Lender’s Applicable Percentage of the Availability Limit.

“LIBO Rate” means for any Interest Period with respect to any Loan the interest on which is determined by reference to the LIBO Rate, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor to or substitute page for such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided further that if the LIBO Rate shall be less than one percent (1.0%), such rate will be deemed to be one percent (1.0%) for purposes of this Agreement. The determination and calculation of the LIBO Rate and each component thereof by the Administrative Agent shall be conclusive and binding, absent manifest error.

“Maturity Date” means February 11, 2023.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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(c) Article I of the Original Credit Agreement shall be amended by adding the following new Section 1.08 to read in its entirety as follows:

Section 1.08 Notification and Limitation of Liability – The LIBO Rate and Related Matters. The interest rate hereunder may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The interest rate on LIBO Rate Loans is determined by reference to the Adjusted LIBO Rate or the LIBO Rate, which is derived from the London Interbank Offered Rate, and the London Interbank Offered Rate is currently administered by ICE Benchmark Administration Limited (“IBA”). The U.K. Financial Conduct Authority announced in July 2017 that, after December 31, 2021, it would no longer persuade or compel contributing banks to make rate submissions to IBA. As a result, it is possible that the London Interbank Offered Rate may no longer be available after such date or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBO Rate Loans. Section 3.03 provides a mechanism for determining an alternative rate of interest if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election occurs. Neither the Administrative Agent nor BBVA USA individually, nor any Affiliate of BBVA USA, warrants or accepts any responsibility for, or shall have any liability with respect to, (i) the administration or submission of, or any other matter related to, the London Interbank Offered Rate, the LIBO Rate (or any component thereof) or any such other Benchmark (or any component thereof) or, in each case, with respect to any alternative or successor rate thereto or replacement rate thereof, including, without limitation, whether any such alternative, successor or replacement reference rate will have the same value as, or be economically equivalent to, the LIBO Rate or any such other Benchmark that is replaced or will have the same volume or liquidity as did the London Interbank Offered Rate at any time prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

(d) Section 2.02(c) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $10,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e); and provided further that an ABR Borrowing may be in a lesser amount such that after giving effect to such Borrowing the Loan Parties shall not have any Excess Cash. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of 6 Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

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(e) Section 2.03(a)(vi) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

(vi) the Consolidated Cash Balance (without regard to the requested Loan or any Late Receipts) and the pro forma Consolidated Cash Balance (after giving effect to the requested Loan but not any Late Receipts); and

(f) Section 2.03(b) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that (i) the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the least of (x) the Aggregate Maximum Credit Amounts, (y) the then effective Borrowing Base and (z) during the Availability Limited Period only, the Availability Limit) and (ii) at the time of and immediately after giving effect to the requested Borrowing, the Borrower and its Subsidiaries shall not have any Excess Cash.

(g) Section 2.07(b) of the Original Credit Agreement shall be amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing or anything else to the contrary herein, after the Sixth Amendment Effective Date, the next Scheduled Redetermination of the Borrowing Base, which would otherwise be scheduled to occur on or about June 1, 2021, shall instead occur on or about July 1, 2021 (the “July 2021 Redetermination”), and thereafter, all other Scheduled Redeterminations shall take place as set forth in this Section 2.07(b).

(h) Section 2.07(d)(i) of the Original Credit Agreement shall be amended by inserting “(or, with respect to the July 2021 Redetermination, July 1, 2021)” immediately after the reference to “June 1st or December 1st of each year” set forth therein.

(i) Section 2.07 of the Original Credit Agreement shall be amended by adding the following clause (e) to the end thereof:

(e) Borrowing Base and Availability Limit Reductions.

(i) If the Borrowing Base Value of any Oil and Gas Property or interest therein (including any Equity Interest in any Loan Party that owns Oil and Gas Property) Disposed of or any Swap Agreement terminated, unwound, cancelled or otherwise disposed of, during any period between two successive Scheduled Redetermination Dates, is in excess of 5% of the Borrowing Base as then in effect (as determined by the Administrative Agent), individually or in the aggregate, then, the Administrative Agent may send a notice to the Borrower and the Lenders that the then effective Borrowing Base shall be reduced by the Borrowing Base Value of the Oil and Gas Property or interest therein subject to such Disposition or the Swap Agreement subject to such termination or other disposition (which new Borrowing Base shall become effective immediately after receipt of such notice);

SIXTH AMENDMENT - Page 12

(ii) At any time during the Availability Limited Period, upon receipt by the Borrower or any other Loan Party of cash proceeds of any Disposition, other than a Disposition of Borrowing Base Properties, the Availability Limit shall be immediately and automatically reduced by 100% of the cash proceeds received by the Borrower or such other Loan Party from such Disposition, until the Availability Limit has been reduced by an aggregate amount of $5,000,000 pursuant to this clause (ii) from all such Dispositions.

(j) The penultimate sentence of Section 2.08(b) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the least of (x) the Aggregate Maximum Credit Amounts, (y) the then effective Borrowing Base and (z) during the Availability Limited Period only, the Availability Limit).

(k) Sections 3.02(c) and (d) of the Original Credit Agreement shall be amended and restated to read in their respective entireties as follows:

(c) Post-Default Rate. Notwithstanding the foregoing, if (i) an Event of Default specified in Section 10.01(a), 10.01(b), 10.01(h) or 10.01(i) has occurred and is continuing, or (ii) the Majority Lenders so elect (or direct the Administrative Agent to so elect) in connection with the occurrence and continuance of any other Event of Default, then in each case, all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate then applicable to such Loans (including the Applicable Margin) plus an additional 2.00%, but in no event to exceed the Highest Lawful Rate.

(d) Borrowing Base Deficiency Rate. Notwithstanding the foregoing, if a Borrowing Base Deficiency has occurred and is continuing, and if the Majority Lenders so elect (or direct the Administrative Agent to so elect), all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate then applicable to such Loans (including the Applicable Margin) plus an additional 2.00%, but in no event to exceed the Highest Lawful Rate.

(l) Section 3.03 of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

Section 3.03 Alternate Rate of Interest.

(a) Subject to the clauses of this Section 3.03 following this clause (a), if the Administrative Agent shall have determined (or been advised by the Majority Lenders, as applicable) with respect to the LIBO Rate, the Adjusted LIBO Rate or any other then-current Benchmark that (i) adequate and reasonable means do not exist for ascertaining such Benchmark, (ii) such Benchmark does not adequately and fairly reflect the effective cost to the Lenders of making or maintaining a Loan based on such Benchmark, or (iii) the making, maintenance or funding of a Loan based on such Benchmark has been made impractical or unlawful, then, and in any such event (unless such event constitutes a Benchmark Transition Event), the Administrative Agent shall so notify the Borrower and the

SIXTH AMENDMENT - Page 13

Lenders and as of the date of such notification (y) any request hereunder for the conversion of any Loan to, or continuation of any Loan as, a Loan based on such Benchmark shall be ineffective and any such Loan shall be continued as or converted to, as the case may be, an ABR Loan and (z) if any request is made hereunder for a Loan based on such Benchmark, such Loan shall be made as an ABR Loan, in each case unless and until the Administrative Agent shall have determined (or been advised by the Majority Lenders, as applicable) that such circumstances shall no longer exist and shall have revoked such notice.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Houston, Texas time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this sentence, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then current Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided, that this sentence shall not be effective unless the Administrative Agent has elected to deliver, and has delivered, to the Lenders and the Borrower a Term SOFR Notice.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(e) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03 (including any relevant definitions of terms, whether or not contained in this Section 3.03), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, the LIBO Rate or Adjusted LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan based on the then-current Benchmark or for conversion of a Loan to, or continuation of, such a Loan during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an ABR Loan or conversion to, or continuation of, an ABR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

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(m) Section 3.04(c)(iii) and (iv) of the Original Credit Agreement shall be amended and restated to read in their respective entireties as follows:

(iii) Upon Dispositions. Upon any Disposition of Borrowing Base Properties at any time when an Event of Default or Borrowing Base Deficiency exists, the Borrower shall prepay the Borrowings in an aggregate principal amount equal to 100% of the cash proceeds received by the Borrower or such other Loan Party from such Disposition.

(iv) Upon Determination of Excess Cash. If, on the last Business Day of any calendar week (or if a Default, Event of Default or Borrowing Base Deficiency exists, on any Business Day), (A) there are outstanding Loans or LC Exposure and (B) the Borrower has any Excess Cash as of the close of business on such day, then the Borrower shall, on the next succeeding Business Day, to the extent it then has Excess Cash, prepay the Borrowings in an aggregate principal amount equal to the amount of such Excess Cash and, if any Excess Cash remains after prepaying all of the Borrowings and there is LC Exposure, Cash Collateralize such LC Exposure in an amount equal to the remaining Excess Cash in accordance with Section 2.08(j).

(n) Section 3.04(c) of the Original Credit Agreement shall be further amended by re-numbering clauses (v) and (vi) to be clauses (vii) and (viii), respectively, and inserting new clauses (v) and (vi)to read in their respective entireties as follows:

(v) Upon Borrowing Base Reductions. If, after giving effect to any adjustment of the Borrowing Base, other than pursuant to Section 2.07(b) or Section 8.13(c), there is a Borrowing Base Deficiency, then the Borrower shall prepay the Borrowings on the date of such adjustment in an aggregate principal amount equal to such Borrowing Base Deficiency, and if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of LC Exposure, Cash Collateralize such remaining deficiency as provided in Section 2.08(j).

(vi) Upon Availability Limit Reductions. If, after giving effect to any adjustment of the Availability Limit pursuant to Section 2.07(e)(ii) or otherwise hereunder, there is any Availability Limit Excess, then the Borrower shall prepay the Borrowings on the date of such adjustment in an aggregate principal amount equal to such Availability Limit Excess, and if any Availability Limit Excess remains after prepaying all of the Borrowings as a result of LC Exposure, Cash Collateralize such remaining excess as provided in Section 2.08(j).

(o) Section 6.02(c) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

(c) At the time of and immediately after giving effect to such Borrowing, the Borrower and its Subsidiaries do not have any Excess Cash.

(p) Section 7.26 of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

Section 7.26 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

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(q) Section 8.18 of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

Section 8.18 Consolidated Cash Balance Information. If there are any outstanding Loans or LC Exposure, then (a) upon the request of the Administrative Agent (within one Business Day of such request or such longer period as the Administrative Agent may agree in its sole discretion) or (b) on any Business Day on which the Borrower has any Excess Cash, the Borrower shall provide to the Administrative Agent summary and balance statements for each deposit account, securities account, commodity account or other account in which any Consolidated Cash Balance is held or to which any Consolidated Cash Balance is credited, together with an officer’s certificate of the Borrower including the amount of Excess Cash on such day.

(r) Section 8.20 of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

Section 8.20 Swap Agreements. On or before the date that is 30 days after the Sixth Amendment Effective Date (or such later date to which the Administrative Agent may agree in writing), if and to the extent that such Swap Agreements are available from any Approved Counterparty that is a Lender or Affiliate of a Lender such that the Borrower can comply with this provision, the Borrower shall, or shall cause a Subsidiary to, enter into and thereafter maintain in effect, with one or more Approved Counterparties, a commodity price hedge position establishing minimum fixed prices acceptable to the Administrative Agent on a volume of oil and gas, calculated separately, equal to not less than 60% of the reasonably projected production from proved, developed, producing Oil and Gas Properties of the Borrower and its Subsidiaries for each month during the 24-month period commencing on the date such Swap Agreements are entered into; provided that, the Borrower may proportionally reduce its hedge position through the termination or unwinding of Swap Agreements in connection with the sale of Oil and Gas Properties permitted pursuant to Section 9.10 such that the Borrower’s hedge position following such sale of Oil and Gas Properties and corresponding reduction in hedge position shall cover a substantially similar percentage of the total volume of Hydrocarbons produced by the Borrower for the applicable periods as did the Borrower’s hedge position prior to the sale of such Oil and Gas Properties and corresponding reduction in hedge position.

(s) Section 9.04(a)(iii) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

(iii) the Borrower may redeem, retire, or repurchase its Equity Interests so long as (A) the aggregate amount of cash paid in respect of all such Equity Interests redeemed, retired or repurchased in any calendar year does not exceed $5,000,000, (B) no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom, and (C) the Borrowing Base Utilization Percentage is less than 80%.

(t) The portion of the first sentence of Section 9.10 of the Original Credit Agreement preceding clause (a) shall be amended and restated to read in its entirety as follows:

The Borrower will not, and will not permit any other Loan Party to, Dispose, farmout, or otherwise transfer any Property (subject to Section 9.09) except for the following (provided that, in each case, if applicable, the Borrowing Base shall be adjusted in accordance with the terms of Section 2.07(e), and the Borrower shall make any required corresponding prepayment under Section 3.04(c)):

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(u) Section 9.10(d) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

(d) other Dispositions of equipment so long as the gross sales proceeds from such Dispositions made pursuant to this clause (d) do not, individually or in the aggregate, exceed the greater of (i) $2,500,000 in any fiscal year of the Borrower or (ii) during the Availability Limited Period only, the amount by which the Availability Limit shall be reduced pursuant to Section 2.07(e)(ii);

(v) Section 9.10(f)(iii) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

(iii) [Reserved];

(w) Section 12.02(b) of the Original Credit Agreement shall be amended by adding the following proviso at the end of the first sentence thereof:

; and provided further that this Section shall not apply to amendments to this Agreement that have been made pursuant to Section 3.03.

(x) Section 12.19 of the Original Credit Agreement shall be amended and restated in its entirety to read as follows:

Section 12.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

SIXTH AMENDMENT - Page 18

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

(y) Annex I to the Original Credit Agreement shall be replaced in its entirety by Annex I attached hereto.

4. Borrowing Base. As of the Effective Date, the Borrowing Base is hereby decreased from $48,000,000 to $40,000,000, which redetermination constitutes the December 1, 2020 Scheduled Redetermination of the Borrowing Base pursuant to Section 2.07 of the Credit Agreement. The Borrowing Base, as adjusted hereby, shall remain in effect until next redetermined in accordance with the provisions of the Credit Agreement.

5. Release of Certain Guarantees and Certain Collateral.

(a) The Borrower has informed the Administrative Agent that:

(i) Prime Offshore L.L.C. owns certain pipeline assets not under mortgage to the Administrative Agent and that have no Borrowing Base Value, and otherwise has no active operations or other material assets (the “Prime Offshore Facts”); and

(ii) PrimeEnergy Management Corporation (together with Prime Offshore L.L.C., collectively, the “Released Guarantors”) intends to transfer (expressly subject to the Mortgages and the Liens thereunder) ownership of all of its Oil and Gas Properties and certain other assets (the “Subject Assets”) to the Borrower pursuant to the terms of Section 9.10(g) of the Credit Agreement (the “Subject Transfer”). In connection therewith, the Borrower shall promptly deliver to the Administrative Agent (i) any executed amendments or amendments and restatements of mortgages required by the Administrative Agent in connection with such Subject Assets and (ii) any title information requested by the Administrative Agent in connection with such Subject Assets (each of the foregoing, the “Subject Transfer Deliverables”).

(b) Notwithstanding the provisions of Section 8.14(b) of the Credit Agreement or anything else to the contrary in the Loan Documents,

(i) promptly following the Effective Date and so long as the Prime Offshore Facts remain true and correct in all respects on the date of such release, the Administrative Agent shall release (a) Prime Offshore L.L.C. from its guarantee of the Secured Obligations; and (b) its lien and security interest against all of the assets of Prime Offshore L.L.C. as Collateral for the Secured Obligations.

(ii) promptly following the occurrence of the Subject Transfer and the delivery by the Borrower of all Subject Transfer Deliverables and so long as PrimeEnergy Management Corporation does not own any material assets on the date of such release, the Administrative Agent shall (a) release PrimeEnergy Management Corporation from its guarantee of the Secured Obligations; and (b) release its lien and security interest against all of the assets of PrimeEnergy Management Corporation as Collateral for the Secured Obligations.

(iii) any and all such releases of the Released Guarantors shall be solely at the Borrower’s expense, including any filings to be made in connection therewith.

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6. Certain Representations. Each Loan Party represents and warrants that, as of the Effective Date: (a) such Person has full power and authority to execute the Modification Papers to which it is a party and such Modification Papers constitute the legal, valid and binding obligation of such Person enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; (b) no authorization, approval, consent or other action by, notice to, or filing with, any Governmental Authority or other Person is required for the execution, delivery and performance by such Person thereof; (c) no Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment, and (d) the information included in each Beneficial Ownership Certification is true and correct in all respects and no change has occurred in respect of the information provided in any Beneficial Ownership Certification last delivered to the Administrative Agent or any Lender that would result in a change to the list of beneficial owners identified in such certification. In addition, each Loan Party represents that after giving effect to the Modification Papers, all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (provided that any such representations or warranties that are, by their terms, already qualified by reference to materiality or Material Adverse Effect shall be true and correct without regard to such additional materiality qualification) on and as of the Effective Date as if made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects (or true and correct without regard to such additional materiality qualification, as applicable) as of such earlier date.

7. Concerning the Exiting Lender and Reallocation.

(a) The Lenders have agreed among themselves, in consultation with the Borrower, to reallocate their respective Maximum Credit Amounts and Applicable Percentages as set forth on Annex I to this Amendment, and the Administrative Agent, the Lenders and the Borrower hereby consent to such reallocation. The Administrative Agent, the Lenders and the Borrower hereby waive (a) any requirement that an Assignment and Assumption or any other documentation be executed in connection with such reallocation, and (b) the payment of any processing and recordation fee required to be paid to the Administrative Agent in connection with such reallocation. In connection herewith, Exiting Lender irrevocably sells and assigns to each Lender, and each Lender, severally and not jointly, hereby irrevocably purchases and assumes from the Exiting Lender, subject to and in accordance with the Standard Terms and Conditions For Assignment and Acceptance set forth in Annex 1 attached to Exhibit F to the Credit Agreement, as of the Effective Date, so much of such Exiting Lender’s Commitment, Maximum Credit Amount, outstanding Loans and participations in Letters of Credit, and rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto (including without limitation any guaranties and, to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of such Exiting Lender (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), such that each Lender’s Maximum Credit Amount, Applicable Percentage of the outstanding Loans and participations in Letters of Credit, and rights and obligations as a Lender shall be equal to its Applicable Percentage and Maximum Credit Amount set forth on Annex I to this Amendment. The reallocation of the Maximum Credit Amounts and Applicable Percentages among the Lenders shall be deemed to have been consummated pursuant to the terms of an Assignment and Assumption attached as Exhibit F to the Original Credit Agreement as if the Lenders had

SIXTH AMENDMENT - Page 20

executed an Assignment and Assumption with respect to such reallocation, and Exiting Lender agrees that the provisions of the form of Assignment and Assumption attached as Exhibit F to the Original Credit Agreement shall apply to it as the “Assignor” thereunder. On the Effective Date, the Maximum Credit Amount and Applicable Percentage of each Lender shall be as set forth on Annex I attached to this Amendment, Exiting Lender is released of its Commitment under the Original Credit Agreement and Exiting Lender shall have no Maximum Credit Amount or Applicable Percentage.

(b) Upon the Effective Date, all Loans and participations in Letters of Credit of the Lenders and the Exiting Lender outstanding immediately prior to the Effective Date shall be, and hereby are, restructured, rearranged and continued as provided in this Amendment and shall continue as Loans and participations in Letters of Credit of the Lenders under the Credit Agreement pursuant to this Amendment, and Exiting Lender shall have been repaid the Applicable Percentage of its outstanding Loans immediately prior to the Effective Date, and it shall not have any participations in any Letter of Credit.

8. No Further Amendments. Except as previously amended or waived in writing or as amended or waived hereby, the Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties thereto.

9. Acknowledgments and Agreements. Each Loan Party acknowledges that on the date hereof all outstanding Secured Obligations are payable in accordance with their terms, and such Person waives any defense, offset, counterclaim or recoupment with respect thereto. Each of the Borrower, each other Loan Party, the Administrative Agent, the Issuing Bank and the Lenders does hereby adopt, ratify and confirm the Credit Agreement and acknowledges and agrees that the Credit Agreement is and remains in full force and effect. Each Loan Party acknowledges and agrees that its liabilities and obligations under the Credit Agreement and the other Loan Documents are not impaired in any respect by this Amendment.

10. Limitation on Agreements. The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Credit Agreement or any of the other Loan Documents, or (b) to prejudice any other right or rights that the Administrative Agent, the Issuing Bank or the Lenders now have or may have in the future under or in connection with the Credit Agreement and the other Loan Documents or any of the other documents referred to herein or therein. The Modification Papers shall constitute Loan Documents for all purposes.

11. Confirmation of Security. Each Loan Party hereby confirms and agrees that all of the Security Instruments that presently secure the Secured Obligations shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Secured Obligations as described in the Credit Agreement.

12. Reaffirmation of the Guaranty. Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranty are in full force and effect and that such Loan Party continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Secured Obligations, as such Secured Obligations may have been amended by this Amendment, and its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by any Loan Party under the Guaranty in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement, the Notes or any of the other Loan Documents.

SIXTH AMENDMENT - Page 21

13. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment by facsimile or other electronic means shall be deemed effective as delivery of a manually executed counterpart of this Amendment.

14. Incorporation of Certain Provisions by Reference. The provisions of Section 12.09 of the Credit Agreement captioned “Governing Law, Jurisdiction, Consent to Service of Process” is incorporated herein by reference for all purposes.

15. Release. To induce the Administrative Agent, the Issuing Bank and the Lenders to agree to the terms hereof, each Loan Party represents and warrants that as of the Effective Date, there are no claims or offsets or defenses or counterclaims to such Loan Party’s obligations under the Loan Documents, and in accordance therewith each Loan Party:

(a) waives any and all such claims, offsets, defenses or counterclaims, whether known or unknown, arising under the Loan Documents prior to the Effective Date; and

(b) releases and discharges each of the Administrative Agent, the Issuing Bank, the Lenders and their respective Related Parties (collectively, the “Released Parties”) from any and all obligations, indebtedness, liabilities, claims, rights, causes of action or other demands whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, which such Loan Party ever had, now has or claims to have or may have against any Released Party arising prior to the Effective Date and from or in connection with the Loan Documents or the transactions contemplated thereby.

16. Entirety, Etc. This Amendment, the other Modification Papers and all of the other Loan Documents embody the entire agreement among the parties. THIS AMENDMENT, THE OTHER MODIFICATION PAPERS AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[This space is left intentionally blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Effective Date.

BORROWER:

PRIMEENERGY RESOURCES CORPORATION

By:	/s/ Beverly A. Cummings
Name:	Beverly A. Cummings
Title:	Executive Vice President, Treasurer & Chief Financial Officer

GUARANTORS:

PRIME OPERATING COMPANY

By:	/s/ Beverly A. Cummings
Name:	Beverly A. Cummings
Title:	Executive Vice President, Treasurer & Chief Financial Officer

EASTERN OIL WELL SERVICE COMPANY

By:	/s/ Beverly A. Cummings
Name:	Beverly A. Cummings
Title:	Executive Vice President, Treasurer & Chief Financial Officer

EOWS MIDLAND COMPANY

By:	/s/ Beverly A. Cummings
Name:	Beverly A. Cummings
Title:	Executive Vice President, Treasurer & Chief Financial Officer

RELEASED GUARANTORS:

PRIMEENERGY MANAGEMENT CORPORATION

By:	/s/ Beverly A. Cummings
Name:	Beverly A. Cummings
Title:	Executive Vice President, Treasurer & Chief Financial Officer

SIXTH AMENDMENT - Signature Page

PRIME OFFSHORE L.L.C.

By:	/s/ Beverly A. Cummings
Name:	Beverly A. Cummings
Title:	Executive Vice President, Treasurer & Chief Financial Officer

SIXTH AMENDMENT - Signature Page

ADMINISTRATIVE AGENT:

BBVA USA, as Administrative Agent and Issuing Bank

By:
Name:
Title:

LENDERS:

BBVA USA, as a Lender

By:
Name:
Title:

SIXTH AMENDMENT - Signature Page

CITIBANK, N.A., as a Lender

By:
Name:
Title:

SIXTH AMENDMENT - Signature Page

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

SIXTH AMENDMENT - Signature Page

EXITING LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Exiting Lender

By:
Name:
Title:

SIXTH AMENDMENT - Signature Page

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
BBVA USA	50.000000000%	$150,000,000.00
Citibank, N.A.	25.000000000%	$75,000,000.00
Fifth Third Bank	25.000000000%	$75,000,000.00

TOTAL:	100.000000000%	$300,000,000.00